AMCAP FUND 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455
August 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,209
Class B	-
Class C	-
Class F-1	$7,464
Class F-2	$3,113
Total	$72,786
Class 529-A	$2,323
Class 529-B	-
Class 529-C	-
Class 529-E	$62
Class 529-F1	$133
Class R-1	-
Class R-2	-
Class R-3	$1,122
Class R-4	$1,912
Class R-5	$5,751
Class R-6	$3,281
Total	$14,584

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0800
Class B	-
Class C	-
Class F-1	$0.0855
Class F-2	$0.1275
Class 529-A	$0.0781
Class 529-B	-
Class 529-C	-
Class 529-E	$0.0366
Class 529-F1	$0.1071
Class R-1	-
Class R-2	-
Class R-3	$0.0346
Class R-4	$0.0804
Class R-5	$0.1276
Class R-6	$0.1277

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	765,452
Class B	34,060
Class C	65,246
Class F-1	84,786
Class F-2	28,019
Total	977,563
Class 529-A	29,990
Class 529-B	4,036
Class 529-C	8,587
Class 529-E	1,723
Class 529-F1	1,277
Class R-1	2,576
Class R-2	23,126
Class R-3	32,261
Class R-4	23,957
Class R-5	45,094
Class R-6	28,271
Total	200,898

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.39
Class B	$14.76
Class C	$14.64
Class F-1	$15.33
Class F-2	$15.42
Class 529-A	$15.33
Class 529-B	$14.75
Class 529-C	$14.76
Class 529-E	$15.16
Class 529-F1	$15.35
Class R-1	$14.89
Class R-2	$14.87
Class R-3	$15.20
Class R-4	$15.32
Class R-5	$15.46
Class R-6	$15.43